Exhibit 3.5

State of Delaware Filed May 13, 2008

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIGITILITI, INC.

Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the undersigned officers of Digitiliti, Inc., originally incorporated on the 31st day of March, 2006, under the name “Cyclone Holdings, Inc.,” do hereby adopt the following Amended and Restated Certificate of Incorporation:

FIRST:

The name of this corporation is “Digitiliti, Inc.”

SECOND:

The address of the corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904, Kent County, and the name of its registered agent at that address is National Registered Agents, Inc.

THIRD:

The purpose or purposes for which this corporation is organized are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

The aggregate number of shares that the corporation shall have authority to issue is 110,000,000 shares, divided into two classes, 100,000,000 shares of common stock of one mill ($0.001) par value  and 10,000,000 shares of preferred stock of one mill ($0.001) par value.  The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred or any class or series thereof, by amendment hereto, without shareholder approval, as provided in the General Corporation Law of the State of Delaware or as hereafter amended.

FIFTH:

The duration of this corporation is perpetual.

SIXTH:

Directors of the corporation shall not be liable to either the corporation or its shareholders for monetary damages for a breach of fiduciary duties unless the breach involves (1) a directors duty of loyalty to the corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

SEVENTH:

In the absence of any compelling public policy considerations to the contrary and without obviating the rights of shareholders to adopt, amend or repeal any action taken by the Board of Directors under this Article, the Board of Directors, without the approval of the shareholders, may:  (1) amend the Certificate of Incorporation to change the name of the corporation to any name that conforms with any business or industry that the Board of Directors determines that the corporation should engage in or which conforms with the name or names of any properties, businesses or companies acquired by the corporation; (2) adopt, amend or repeal the Bylaws of the corporation; and (3) adopt any recapitalization affecting the outstanding securities of the corporation by effecting a forward or reverse split of all of the outstanding securities of the corporation, with appropriate adjustments to the corporation’s capital accounts, provided that the recapitalization does not require any change in the Certificate of Incorporation of the corporation.  These provisions shall not otherwise limit the authority of the Board of Directors to amend the Certificate of Incorporation or the Bylaws in any manner that is provided in the General Corporation Law of the State of Delaware, currently or as hereafter amended.

The foregoing amendments to the Certificate of Incorporation of Digitiliti, Inc. were duly adopted by the Board of Directors and Majority Stockholders of the corporation by the execution of an Action by Unanimous Consent of the Board of Directors and Majority Stockholders on May 13, 2008.   The number of shares voted for such amendment was 12,705,013, or 50.65% of the 25,081,444 shares outstanding, with none opposing and none abstaining.

IN WITNESS WHEREOF, the duly authorized officers of the corporation have signed these Amended and Restated Certificate of Incorporation under penalty of perjury, on the dates indicated below.

Date: May 13, 2008

/s/Larry Ingwersen

Larry Ingwersen, President

Date: May 13, 2008

/s/Laura Wenzel

Laura Wenzel, Secretary